Exhibit 21
                                                                      ----------

                         SUBSIDIARIES OF THE REGISTRANT

                                                          Percentage of Voting
                                    Jurisdiction of        Securities Owned by
Name                                 Incorporation           the Registrant
----                                 -------------           --------------

Bonnie International (Hong

   Kong) Ltd.                        Hong Kong                     100%

Aetna Handbags of Haiti, S.A.        Haiti                         100%

Bonlyn Taiwan Co., Ltd.              Taiwan                        100%

Cosmopolitan of Haiti, S.A.          Taiwan                        100%

JLN, Inc. (1)                        Delaware                      100%

The Bag Factory Inc. (2)             New Jersey                    100%

Investments (JLN) Inc.               Delaware                      100%

Max N. Nitzberg, Inc.                Pennsylvania                  100%

Topsville, Inc.                      Florida                       100%(3)

Josell Global Sourcing Ltd.          Hong Kong                     100%(4)


-----------------------------

(1)   Also does business under the name "Marilyn USA."

(2)   Also does business under the name "Satchels."

(3) Owned 100% by Max N. Nitzberg, Inc. which is a wholly-owned direct subsidiary of the Registrant.

(4) Owned 100% by Topsville, Inc, which is a wholly-owned indirect subsidiary of the Registrant.